                                   EXHIBIT 11

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
             STATEMENT REGARDING: COMPUTATION OF EARNINGS PER SHARE



                                                       Three Months Ended
                                                             March 31,
                                                   ----------------------------
                                                      1998               1997
                                                   ---------         ----------
Basic Income Per Common Share (1)

Net income (in thousands)                          $     640         $      302
                                                   =========          =========

Net income per share                               $     .29         $      .14
                                                   =========          =========

Weighted average common shares outstanding         2,213,868          2,203,098
                                                   =========          =========

Diluted Income Per Common Share (2)

Net income (in thousands)                          $     640         $      302
                                                   =========          =========

Net income per share                               $     .22         $      .14
                                                   =========          =========

Weighted average common shares outstanding         2,866,809          2,231,450
                                                   =========          =========

(1) Basic net income per share has been computed using the weighted average number of common shares outstanding during each period presented.

(2) Diluted net income per share has been computed using the weighted average number of common share outstanding and the dilutive effect of stock options and warrants outstanding during the period presented.